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                                                                      EXHIBIT 99


                            RURAL CELLULAR CORPORATION
                  COMPLETES ACQUISITION OF NEW ENGLAND PROPERTIES


               THE COMPANY'S TOTAL MANAGED POPS INCREASE TO 3 MILLION


JULY 1, 1998--ALEXANDRIA, MN--Rural Cellular Corporation (Nasdaq/NMS: RCCC) today announced it has received regulatory approvals for and completed the acquisition of the Vermont, New Hampshire, New York and Massachusetts cellular telephone licenses, operations and related assets of Atlantic Cellular, Inc., an independent provider of wireless communication services in the New England region.

This multi-state cellular operation will be independently managed as a wholly owned subsidiary of Rural Cellular Corporation, with operational headquarters near Burlington, Vermont. The contiguous service area of 21,000 square miles, encompassing approximately 1.1 million POPs (population served), brings the Company's total managed POPs to 3 million. In addition, the 73,000 cellular customers in the Atlantic Cellular service area will increase the Company's customer base to approximately 192,000.

The cellular properties acquired from Atlantic Cellular include: the entire state of Vermont (RSA 1, RSA 2) and the Burlington (MSA); western New Hampshire (RSA 1); the northeastern corner of New York (RSA 2); and northwestern Massachusetts (RSA 1), as well as its long-distance business.

The cellular systems acquired are clustered within short drive times to New York, Boston, Montreal, Albany, Hartford and Providence, which have a combined Metropolitan Service Area population of more than 31 million. More than 10 million tourists visit these New England markets each year.

In February 1998 RCC also announced entering into a definitive agreement to purchase the outstanding stock of Western Maine Cellular, Inc. Pending regulatory approval, the acquisition is expected to close August 1, 1998.

Rural Cellular Corporation provides wireless communication services through its ownership, operation and management of cellular, paging and Personal Communication Service systems. These systems are concentrated in the Upper Midwest and New England regions of the United States.

Statements about the Company's pending acquisition of Western Maine Cellular, Inc are forward-looking and therefore involve certain risks and uncertainties.

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CONTACTS:   Wesley Schultz (CFO) (320) 762.2000
              Ann Skinner (Corporate Communications) (320) 808.2104 World Wide Web address: http://www.rccwireless.com